                                        Free Writing Prospectus
                                        Filed Pursuant to Rule 433
                                        Registration Statement No. 333-108839-02

From: [underwriter][personal identifying information redacted]
Sent: Tuesday, December 06, 2005 10:19 AM
Subject: CMBS NEW ISSUE: $2.63Bln BSCMS 2005-PWR10 <Price Guidance>

CMBS New Issue: $2.63Bln BSMCS 2005-PWR10 <Price Guidance>
Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P/Fitch

Collateral:
 - Loan Sellers: Wells Fargo 39.7%; Bear Stearns 27.9%; Prudential
21.6%;
                 Nationwide 7.0%; Principal 3.9%
 - 212 Loans / 232 Properties
 - 68.3% LTV; 59.5% Balloon LTV
 - 1.61x DSCR (1.45x After IO Period)
 - Retail 36.9%; MF 16.2%; Office 14.3%; Hospitality 10.1%; Other 8.6%
 - KS 11.2%; CA 10.8% (So. Cal: 6.7%, No. Cal: 4.0%); NV 10.3%; OH 9.1%;
MA 7.4%
 - Top 5 Loans: 31.4%; Top 10 Loans: 40.2%

Structure:
                       Rating                      Principal     Price
Class   Face($mm)   (S&P/Fitch)   Subord    WAL     Window      Guidance
 A1      118.500     AAA / AAA    30.000%   2.99     1 - 57      S+9A
 A2      139.400     AAA / AAA    30.000%   4.87    57 - 60      S+24A
 A3       59.400     AAA / AAA    30.000%   6.56    79 - 79      S+34A
 AAB     171.000     AAA / AAA    30.000%   7.29    60 -109      S+31A
 A4    1,049.504     AAA / AAA    30.000%   9.70   109 -119      S+32A
 A1A     305.771     AAA / AAA    30.000%  **NOT OFFERED**
 AM      263.368     AAA / AAA    20.000%   9.98   120 -120      S+35A
 AJ      210.695     AAA / AAA    12.000%   9.98   120 -120      S+43A
 B        19.752     AA+ / AA+    11.250%   9.98   120 -120      S+45A
 C        29.629      AA / AA     10.125%   9.98   120 -120      S+47A
 D        23.045     AA- / AA-     9.250%   9.98   120 -120      S+49A
 E        16.460      A+ / A+      8.625%   9.98   120 -120      S+55A
 F        26.337       A / A       7.625%   9.98   120 -120      S+58A
*G        26.337      A- / A-      6.625%   9.98   120 -120      S+68A
*H        29.629    BBB+ / BBB+    5.500%  10.05   120 -121      S+100A
*J        26.337     BBB / BBB     4.500%  11.82   121 -172      S+120A
*K        36.213    BBB- / BBB-    3.125%  14.47   172 -174      S+175A
*X1    2,633.680**   AAA / AAA      N/A     N/A      N/A         T+450A
@100CPY
*X2    2,563.817**   AAA / AAA      N/A     N/A      N/A         T+75A
 * Subject to Rule 144A
** Notional Balance
Expected Timing:
 - Termsheet & Appendix B:    Delivered
 - Free Writing Prospectus:   Delivered
 - Launch and Price:          Week of 12/5
 - Settlement:                Week of 12/19

Marketing Items:
Global Conference Call REPLAY: (888)266-2081
                       PASSCODE: 1001
                       Replay will be available until Pricing

STATEMENT REGARDING FREE WRITING PROSPECTUS

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
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arrange to send you the prospectus if you request it by calling toll free
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that is required to be included in the base prospectus and the prospectus supplement.
The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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